Exhibit 3.6

                                     BYLAWS

                                       OF

                               Oswego County, MHC


                                    ARTICLE I

                                     OFFICES

         The principal office of Oswego County, MHC (the "Corporation") shall be located in the State of New York, City of Oswego, County of Oswego. Subject to applicable banking laws and any required approval of the Superintendent of Banks of the State of New York (the "Superintendent"), the Corporation also may have other offices at such other places as the Board of Trustees (the "Board") may from time to time designate or the business of the Corporation may require.


                                   ARTICLE II

                                BOARD OF TRUSTEES

         Section 1. Responsibilities; Number of Trustees; Oath. The Board shall have the entire management and control of the affairs of the Corporation. The number of trustees shall not be less than six (6) nor more than twenty (20). The exact number of trustees shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board. Trustees of the Corporation shall, upon taking office, take and subscribe to an oath as provided in Section 246 of the New York Banking Law, which oath shall be transmitted to the Superintendent in accordance with such law.

         Section 2.  Qualifications.

         (a) Each trustee shall be at least 18 years of age and at least one-half of the trustees shall be citizens of the United States. Not more than one-third of the total number of trustees may be officers of the Corporation.

         (b) No person who is 70 years of age or more shall be eligible for initial election as a trustee and no trustee shall serve beyond the 31st day of December in the year in which he reaches his 75th birthday. This provision is not applicable to a person serving as a trustee of Oswego County Savings Bank upon consummation of the MHC Reorganization.

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         (c) Each trustee also shall meet such qualifications as may be specified in applicable provisions of the New York Banking Law and regulations of the New York Banking Board thereunder.

         Section 3. Regular Meetings. A regular meeting of the Board shall be held, without notice other than these Bylaws, on the third Thursday of each December, March, June and September, except that when any such regular meeting date is a holiday the meeting shall be held on the following Monday; provided, however, that the Board may, by prior action, designate a different day in the same month for the holding of any regular meeting. A regular or special meeting shall be held each year following the annual meeting of Oswego County Bancorp, Inc. and shall be the Annual Meeting for the election of officers. The Board may provide, by resolution, the time and place, within or without the State of New York, for the holding of additional regular meetings without notice other than such resolution. The Board shall hold not less than 10 regular monthly meetings per year.

         Section 4. Special Meetings. Special meetings of the Board may be called at any time by or at the request of the Chairman of the Board or the President. Special meetings of the Board also may be convened upon the written request of a majority of the members of the Board. The persons authorized to call special meetings of the Board may fix any place, within or without the State of New York, as the place for holding any special meeting of the Board called by such persons.

         Section 5. Conduct of Meetings. Meetings of the Board shall be presided over by the Chairman of the Board and in the absence or disability of the Chairman of the Board by the Vice Chairman of the Board and in the absence or disability of the Vice Chairman of the Board by the President. If the Chairman of the Board, Vice Chairman and the President are absent from any meeting of the Board, the trustees present shall, by a majority vote, designate one of the trustees present to serve as chairman of such meeting. The chairman (or other person presiding) shall conduct all meetings of the Board in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of Board meetings. Any one or more trustees may participate in a meeting of the Board or committee by means of a conference telephone or communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting.

         Section 6. Notice. At least two (2) days notice of special meetings shall be given to each trustee if given in person or by telephone, telegraph, telecopy, cable or wireless. Five (5) days notice of a special meeting is required if notice is given by mail. The object of the special meeting need not be stated in the notice. Such notice shall be deemed to be delivered when deposited in the U.S. mail, with postage thereon prepaid if mailed, or when delivered to the telegraph company if sent by telegram. Any trustee may waive notice of any regular or special meeting by a writing filed with the Secretary. The attendance of a trustee at a regular or special meeting shall constitute a waiver of notice of such meeting, except where a trustee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

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         Section 7. Quorum and Voting Requirements. A quorum at any meeting of the Board shall consist of not less than a majority of the Board. Except as otherwise required by law, a majority vote of the trustees present at a meeting, if a quorum is present at the time of such vote, shall constitute an act of the Board.

         Section 8. Resignation. Any trustee may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof.

         Section 9. Vacancies. All vacancies in the office of trustee, including vacancies created by newly-created trusteeships resulting from an increase in the number of trustees, may be filled by a majority of the trustees then holding office at any regular meeting of the Board called for that purpose. The office of a trustee shall become vacant in the manner specified in Section 248 of the New York Banking Law. The Corporation shall report any vacancy in the office of trustee to the Superintendent within ten days of the occurrence of such vacancy and shall likewise report the name, address, age and occupation of the person elected to fill any such vacancy and the name of the person whose place he fills.

         Section 10. Removal. Any trustee (including persons elected by trustees to fill vacancies in the Board) may be removed from office pursuant to the requirements set forth in Section 248 of the New York Banking Law.

         Section 11. Declaration. In each year every trustee shall subscribe and acknowledge a declaration that he has not resigned, become ineligible or in any other manner vacated his office as trustee. Such declaration shall be filed with the Superintendent on or before the first day of [March], unless extended in the discretion of the Superintendent.

         Section 12. Compensation. The Board shall fix the compensation of trustees for attendance at meetings of the Board and of committees thereof and for such other services as are specified in Section 249 of the New York Banking Law.

         Section 13. Trustee Emeritus. Any trustee, upon mandatory retirement because of age, shall be eligible for election by the Board as a trustee emeritus for a term of one year. A trustee emeritus may attend meetings of the Board but shall not be counted in determining a quorum and shall not have the right to vote.

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                                   ARTICLE III

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

         Section 1. Executive Committee.

         (a) The Board may appoint from the Board an Executive Committee of not less than four trustees of the Corporation, and may delegate to such committee, except as otherwise provided by Section 246-a of the New York Banking Law, the powers of the Board in the management of the business and affairs of the Corporation in the intervals between meetings of the Board in all cases in which specific directions shall not have been given by the Board, as well as the power to authorize the seal of the Corporation to be affixed to all papers which may require it.

         (b) The Executive Committee, by a vote of a majority of its members, may appoint a chairman and fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as the Board shall by resolution otherwise provide. A majority of the Board shall have the power to change the membership of the Executive Committee at any time, to fill vacancies therein and to discharge such committee or to remove any member thereof, either with or without cause, at any time.

         (c) Meetings of the Executive Committee shall be held at such times and places as the chairman of the Executive Committee may determine. The Executive Committee shall keep minutes of all business transacted by it. All completed action by the Executive Committee shall be reported to the Board at its meeting next succeeding such action or at its meeting held in the month following the taking of such action, and shall be subject to revision or alteration by the Board.

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         Section 2. Other Committees. The Board may, by resolutions passed by a majority of the Board, designate persons who are not necessarily trustees to constitute other committees, which shall in each case consist of two or more trustees, officers or other persons and shall have and may execute such powers as may be determined and specified in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its manner of acting and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board shall otherwise by resolution provide. A majority of the Board shall have the power to change the membership of any such committee at any time, to fill vacancies therein and to discharge any such committee or to remove any member thereof, either with or without cause, at any time.


                                   ARTICLE IV

                                    OFFICERS

         Section 1. Titles. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary and a Treasurer. Other officers may be appointed in accordance with the provisions of this Article IV and any two or more offices may be held by the same person, except the offices of President and Secretary. Officers of the Corporation shall furnish to the Board a bond in such amount as the Board may deem necessary.

         Section 2. Election, Term of Office and Qualifications. The officers of the Corporation shall be elected annually by the Board. Each officer, except as may be appointed in accordance with the provisions of this Article IV, shall hold office until his successor shall have been chosen and shall qualify or until his death or until he shall have resigned or until he shall have been removed in the manner hereinafter provided.

         Section 3. Removal of Officers. Any officer elected or appointed by the Board may be removed by the Board, or his authority suspended by it, with or without cause. Such removal or suspension without cause, however, shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not be deemed of itself to create contract rights.

         Section 4. Vacancies in Elected Office. All vacancies in an elected office may be filled by election at a regular or special meeting of the Board.

         Section 5. Chairman of the Board. The Chairman of the Board shall preside at all annual and special meetings of the stockholders and at all meetings of the Board. The Chairman shall perform such other duties as may be assigned to him by the Board.

         Section 6. President. The President shall be a trustee of the Corporation and shall, in the absence of the Chairman, preside at annual or special meetings of the stockholders and at meetings


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of the Board. The President also shall be the Chief Executive Officer of the
Corporation and, as such, shall have executive management of the operations of the Corporation, subject to the control of the Board and the Executive Committee. The President shall perform such other duties as may be assigned to him by the Chairman or the Board.

         Section 7. Secretary. The Secretary shall give due notice of meetings of the Board and of the Executive Committee, attend meetings of the Board and keep the minutes thereof. The Secretary shall conduct all correspondence relating to the Board and its proceedings and shall perform such other duties as may be assigned to him by the Chairman, the President or the Board.

         Section 8. Treasurer. Except as provided in Article V, Section 4 hereof, the Treasurer shall have charge of all securities held by the Corporation other than any real estate bonds, mortgage notes, mortgages and deeds of trust, and see that they are kept in the vaults of the Corporation, or deposited with such bank or trust company as may from time to time be designated by the Board as custodian thereof. He shall see that income on all securities and depository balances under his control are collected and received by the Corporation, or credited to its account with an authorized depository thereof. He shall have charge of all funds of the Corporation and see that the same, except such amount as may be necessary for the daily business of the Corporation, are deposited in such institutions as may be designated by the Board. He shall prepare and present such reports as the Chairman, the President or the Board may from time to time direct. He shall, subject to the direction of the Chairman, the President or the Board, make all investments of the funds of the Corporation. He shall perform such other duties as may be assigned to him by the Chairman, the President or the Board.

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consider advisable to make. The Auditor shall perform such other duties, not incompatible with his primary duty, as may be assigned to him by the Chairman, the President or the Board.

         Section 9. Other Officers and Employees. All other officers and employees shall have such authority and shall perform such duties as may be assigned to them, from time to time, by the Chairman, the President or the Board.


                                    ARTICLE V

            DEPOSITORIES; AUTHORIZED SIGNATURES; AND VOTING OF SHARES

         Section 1. Uninvested Funds. Uninvested funds shall be deposited in the name of the Corporation in such accounts and in such banks or trust companies as shall be designated by the Board and may be withdrawn or transferred in such manner as the Board shall authorize.

         Section 2. Power of Execution. Authority to execute, or to execute and attest, all orders, documents and other instruments affecting the right, title and interest of the Corporation in all other property, whether real or personal, within such limits as the Board shall define, shall be vested in any executive officers and in such other officers as the Board shall designate.

         Section 3. Nominees. The Board may, by resolution, designate a nominee or nominees in whose name securities may be registered.

         Section 4. Voting of Shares Owned by the Corporation. Subject to the specific directions of the Board or the Executive Committee, any share or shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any stockholders meeting of the other corporation by the Chairman or the President, or in their absence by any Vice President of the Corporation. Whenever in the judgment of the Chairman or the President, or in their absence, of any Vice President, it is desirable for the Corporation to execute a proxy or give a stockholder consent with respect to any share or shares of stock issued by any other corporation and owned or controlled by the Corporation, the proxy or consent shall be executed in the name of the Corporation by the Chairman or the President or one of the Vice Presidents of the Corporation without necessity of any authorization by the Board. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the share or shares of stock issued by the other corporation.

                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 1. Indemnification of Trustees, Officers and Employees. The Corporation shall, to the fullest extent permitted by Sections 9006-9009, inclusive, of the New York Banking Law and any and all amendments thereof, indemnify any person who is made, or threatened to be made, a

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party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate is or was a trustee, officer or employee of the Corporation, or is or was serving at the request of the Corporation in any capacity for another corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by the person in connection with such action, suit or proceeding, or any appeal therein.

         Section 2. Advances of Expenses. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the trustee, officer or employee to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI, or where indemnification is granted, to repay any amount by which the expenses advanced by the Corporation exceed the indemnification to which such person is entitled.

         Section 3. Exclusivity. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of independent trustees or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, provided that no other such rights to indemnification may be made to or on behalf of any trustee or officer of the Corporation if a judgment or other final adjudication adverse to the trustee or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The indemnification and advancement of expenses provided by this Article VI shall continue as to a person who has ceased to be trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.


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         Section 4. Purchase of Insurance. The Corporation may purchase and maintain insurance:

         (a) To indemnify the Corporation for any obligation which it incurs as a result of the indemnification of any trustee, officer or employee under the provisions of this Article VI;

         (b) To indemnify trustees, officers or employees in instances in which they may be indemnified by the Corporation under the provisions of this Article VI; and

         (c) To indemnify trustees, officers or employees in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI, provided that the contract of insurance covering such trustees and officers provides, in a manner acceptable to the Superintendent of Insurance of the State of New York, for a retention amount and for co-insurance.

         Section 5. Notice. No payment of indemnification, advancement or allowance under this Article VI shall be made unless the Corporation has filed such notice as may be required by the New York Banking Law or otherwise.


                                   ARTICLE VII

                                   FISCAL YEAR

         The fiscal year of the Corporation shall end on the 31st day of December of each year.


                                  ARTICLE VIII

                                      SEAL

         The Board shall provide a corporate seal which shall include the name of the Corporation. The year of incorporation of the Corporation and an emblem may appear on such seal.

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                                   ARTICLE IX

                              EMERGENCY MANAGEMENT

         When there shall occur or exist an acute emergency as defined in
Article 7, Chapter 1, Title 26 of the Unconsolidated Laws of the State of New York, as the same may be amended from time to time, the management and control of the Corporation shall be conducted in conformance with said Article 7, as amended, any provision of these Bylaws or resolution of the Board to the contrary notwithstanding.


                                    ARTICLE X

                                   AMENDMENTS

         In furtherance of and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, amend, alter, change or repeal from time to time these Bylaws.


                                   ARTICLE XI

                                 USE OF PRONOUNS

         Use of the masculine general in these Bylaws shall be considered to represent either masculine or feminine gender whenever appropriate.